                                                                    Exhibit 10.1


                         DESIGN AND LICENSE AGREEMENT

         THIS AGREEMENT is made as of the 27th day of July, 1995 by and between:

         MOSAID Technologies Incorporated, an Ontario corporation with principal place of business at 2171 McGee Side Road, Carp, in the Township of West Carleton, Ontario, Canada (hereinafter referred to as "MOSAID"),

    AND

         LANSTAR SEMICONDUCTOR CORPORATION, a Texas corporation with its registered head office at 2501 Avenue J, Suite 125, Arlington, Texas, USA 76006 (Hereinafter referred to as "LANSTAR")

    RECITALS

        WHEREAS LANSTAR is engaged in the business of the development, design and manufacture and sale of integrated circuits; and

         WHEREAS MOSAID is engaged in the business of engineering and designing integrated circuits for use by its clients; and

         WHEREAS LANSTAR desires that MOSAID provide it with the engineering design of a 4 Megabit Dynamic Random Access Memory (DRAM) chip in x1 and x4 format; and

         WHEREAS MOSAID is willing to engineer and design the chip in accordance with the manufacturing requirements as specified herein; and

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    Ver.  1. 1
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         WHEREAS MOSAID has agreed to grant a license to LANSTAR to use certain of MOSAID's intellectual property for the manufacture and sale of such chip by LANSTAR in accordance with the terms and conditions contained herein; and

         WHEREAS each of the parties hereto will disclose to the other certain confidential information regarding its business and affairs which is confidential and proprietary in nature including trade secrets, patents or other intellectual property, as well as technical, financial, business, or market-related information, data or plans, residing on any type of medium whatsoever.

         NOW THEREFORE in consideration of the premises and the mutual covenants herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties) the parties hereto covenant and agree as follows:

                                   ARTICLE I

    1.   DEFINITIONS

         In this Agreement, unless the context otherwise specifies or requires, the following terms shall have the following meanings:

         1.1  "Agreement", "hereto", "herein", "hereof", "hereunder"

         and similar expressions refer to this Agreement and not to any particular section, paragraph or particular portion of this Agreement and include all schedules or exhibits attached to this Agreement;

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    Ver. 1.1
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        1.2 "Chip" shall mean the chip described in Schedule "B" attached hereto;

        1.3 "Delivery Date" shall mean any date on which any part of the Work is shipped from the MOSAID Canadian facility, currently located at 2171 McGee Side Road, Carp, Ontario;

        1.4 "Derivative Chip" shall mean a chip the design of which is substantially similar to the design of the Chip, including either architecture or circuit techniques, which may be designed by MOSAID LANSTAR or by any other party for LANSTAR;

        1.5 "Effective Date" shall have the meaning ascribed thereto in paragraph 6.1 hereof;

        1.6 "Feel, shall have the meaning ascribed thereto in paragraph 2.8 hereof;

        1.7 "Functional Specifications" shall have the meaning ascribed thereto in Schedule "B" attached hereto;

        1.8 "Licensed Product" shall mean the Chip or any versions of the Chip described in Schedule "B" attached hereto;

        1.9 "Manufacturing Specifications" shall have the meaning ascribed thereto in Schedule "B" attached hereto;

        1.10 "Milestone" shall have the meaning ascribed thereto in Schedule "A" attached hereto;


    Ver. 1.1                                                             3 of 35
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        1.15 "Proprietary information" shall mean any and all data and information relating to the business and affairs of either MOSAID or LANSTAR, as the case may be, and disclosed by MOSAID or LANSTAR to the other verbally, in writing or in machine readable form, but shall not include data and information which:

             1.15.1 was prior to the date hereof in the possession of either MOSAID or LANSTAR as the receiving party without obligation of secrecy, or was in the public domain, was common knowledge or was in published literature at the time of receipt by the receiving party;

             1.15.2 following its disclosure to either MOSAID or LANSTAR as the receiving party, it was received by the receiving party from a third party source free to disclose such information or data, without any obligation on the part of the receiving party hereto not to disclose it;

             1.15.3 has, through no fault on the part of either MOSAID or LANSTAR as the receiving party, subsequently become part of the public domain or is in published literature which is generally available to the public;

             1.15.4 was independently developed by either MOSAID or LANSTAR as the receiving party; or

             1.15.5 was provided to either MOSAID or LANSTAR as the receiving party without notice by the party providing information and data that the information is

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    Ver. 1.1
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             proprietary or confidential information or that there are
             any secrecy or confidentiality obligations relating to such information;

        1.16 "Rejection Notice" shall have the meaning ascribed thereto in paragraph 2.5 hereof;

        1.17 "Royalty Payment" shall have the meaning ascribed thereto in paragraph 3.3 hereof;

        1.18 "Specifications" shall include both the Functional
        Specifications and the Manufacturing Specifications; and

        1.19 "Work" shall have the meaning ascribed thereto in paragraph 2.1 hereof.

                                  ARTICLE II

    2.   WORK AND PAYMENT

         2.1 Subject to the provisions of this Agreement, MOSAID shall perform the engineering and design services and shall deliver the data and schematics as more specifically described in Schedule "A" attached hereto (hereinafter referred to as the "Work") in order to provide LANSTAR with a full and complete engineering design of the Chip.

         2.2 The Chip shall be designed by MOSAID in accordance with the Functional Specifications and the Manufacturing
         Specifications.

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    Ver. 1.1 1
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        2.3 The Work shall be divided into separate phases (a "Phase") as described in Schedule "A" attached hereto, and each Phase of the Work shall be performed as set forth in Schedule "All attached hereto.

        2.4 Changes to any one or more of the Work , the Functional Specifications or the Manufacturing Specifications during the term of this Agreement may be made only upon the mutual written agreement of the parties hereto.

        2.5 LANSTAR shall, not later than 30 days following the achievement of a Milestone by LANSTAR or the delivery by MASAID to LANSTAR of (a) written notice of the achievement of a Milestone, or (b) a deliverable relating to a Milestone, if any, give written notice to MASAID of LANSTAR's acceptance or rejection of such Milestone. LANSTAR may reject any Milestone solely on the basis that such Milestone fails to conform to the Specifications, provided that LANSTAR does so in writing within the 30 day period referred to in this paragraph 2.5. Any such written notice of rejection (a "Rejection Notice") shall include a complete list of detailed and specific descriptions of each deficiency. In the event of the failure by LANSTAR to deliver to MOSAID a Rejection Notice within the 30 day period referred to in this paragraph 2.5, LANSTAR shall be deemed to have accepted such Milestone. In the event that LANSTAR fails to deliver to MASAID a notice indicating that it has achieved Milestone 5 or 6 and does not deliver a Rejection Notice relating to Milestone 5 or Milestone 6 as provided in paragraph 2.6 hereof, each of such Milestones shall be deemed to have been achieved 12 months following the achievement of the immediately preceding Milestone and the installment of the Fee relating to Milestone 5 or

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    Ver. 1.1
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        milestone 6, as the case may be, shall thereupon be due and payable by
        LANSTAR to MOSAID immediately following the expiry of such 12 month period.

        2.6 Upon LANSTAR's rejection of any Milestone, MOSAID shall have a period of 60 days from the date of receipt by MOSAID of the Rejection Notice to correct any deficiency specified in the Rejection Notice, unless such 60 day period is increased or decreased pursuant to paragraph 2.4 hereof. In the event that MOSAID has remedied all of the deficiencies set out in a Rejection Notice relating to Milestones 5 or 6, if any, and LANSTAR fails to fabricate the number of prototypes or Chips required pursuant to Milestones 5 and 6, respectively, each of Milestones 5 and 6 shall be deemed to have been achieved and accepted 12 months following the date on which MOSAID remedies such deficiencies, if any, and the installment of the Fee relating to Milestone 5 or Milestone 6, as the case may be, shall thereupon be due and payable by LANSTAR to MOSAID immediately following the expiry of such 12 month period.

         2.7 The following shall not be allowed as criteria for the rejection by LANSTAR of a Milestone:

              2.7.1 the inability of LANSTAR to attain any specific yield or performance standards, stated explicitly or not, by virtue of deficiency of process implementation, process control, process equipment, raw material, in-process materials or environment, test and evaluation equipment or procedures including all human and material issues;

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    Ver. 1.1
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             2.7.2    the inability of LANSTAR to achieve the processing
             performance as characterized by the Specifications;

             2.7.3 the inability of LANSTAR to evaluate completely a Milestone or a deliverable relating to a Milestone, if any, within the time periods provided for in paragraph 2.5 of this Agreement; or

              2.7.4 the mutual agreement of the parties hereto to accept changes to either the Work or the Specifications after Work has commenced or after one or more Phases have been completed by MOSAID resulting in the incompatibility between Phases already completed and a subsequent Milestone.

         2.8 LANSTAR shall pay to MOSAID a fee (the "Fee") in the total amount of $500,000 US as provided in Schedule "C" attached hereto.

        2.9 The Fee for Milestone I is to be transferred to the MOSAID bank account as specified herein within 30 days of the execution of this Agreement. milestones 2, 3, 4, 5, 6 are to be guaranteed via a letter of credit to be established no later than 30 days after the execution of this Agreement and is to be opened with a banking institution acceptable to MOSAID All costs for the establishment of letters of credit are the responsibility of LANSTAR As each Milestone is achieved MOSAID shall invoice LANSTAR for the full amount of the Fee relating to such Milestone, if any, as provided in Schedule "C" attached hereto. Such invoices shall, subject to paragraph 2.5 hereof, be paid in full by LANSTAR

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    Ver. 1.1
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        within 30 days of the date of an invoice. Notwithstanding the provisions of paragraph 2.5 hereof, the installment of the Fee relating to the first Milestone shall be paid by LANSTAR to MOSAID within 30 days of the Effective Date.

        2.10 The payment of the Fee shall be exclusive of any and all tax, duty, or tariffs levied by any foreign government including, but not limited to withholding taxes, sales taxes, goods and services taxes and value added taxes required to be paid directly or indirectly by MOSAID or by LANSTAR on behalf of MOSAID and any such payment by LANSTAR shall be the sole responsibility of LANSTAR. MOSAID shall be responsible for any tax, duty, or tariffs levied by any Canadian taxing authority relating to the Fee.

        2.11 LANSTAR shall pay to MOSAID interest upon any and all installments of the Fee that are at any time overdue and payable by LANSTAR to MOSAID at the rate of 2% per month (24% per annum) from the date on which such installment of the Fee is due and payable as provided herein to the date of payment by LANSTAR.

        2.12 Payment of the Fee and the Royalty Payments by LANSTAR to MOSAID shall be made by wire transfer directly to MOSAID's account at the following bank:

                   THE ROYAL BANK OF CANADA
                   90 Sparks Street, Main Branch
                   Ottawa, Ontario
                   K1P 5T6
                   CANADA
                   Account Number: 402-277-8
                   Transit Number: 00006

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    Ver. 1.1
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        2.13 LANSTAR shall provide and be responsible for any and all customs clearances and approvals required in connection with the execution of this Agreement.

                   ARTICLE III

    3. INTELLECTUAL PROPERTY, LICENSES AND ROYALTIES 3.1 The ownership of the intellectual property relating to the Work and the Chip shall be governed by the following provisions:

          3.1.1 Any and all copyrights, maskwork or equivalent rights, designs (including integrated circuit designs), inventions (previously patented, patentable or otherwise), schematics, know-how or other intellectual property created, invented, or discovered by MOSAID other than in the course of performing the Work (hereinafter referred to as the "MOSAID Previous Results") shall be the sole and exclusive property of MOSAID.

          3.1.2 Any and a copyrights, maskwork or equivalent rights, designs (including integrated circuit designs), inventions (patentable or otherwise), schematics, know-how or other intellectual property created, invented or discovered by LANSTAR other than in the course of performing the Work (hereinafter referred to as the "LANSTAR Previous Results") shall be the sole and exclusive property of LANSTAR.

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    Ver. 1.  1
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             3.1.3 Any and all copyrights, maskwork or equivalent rights, designs (including integrated circuit designs), inventions (patentable or otherwise), schematics, know-how or other results created, invented or discovered or otherwise disclosed by MOSAID to LANSTAR regarding the Work or in the course of performing the Work (hereinafter referred to as the "MOSAID Results") solely by MOSAID, shall be the sole and exclusive property of MOSAID.

             3.1.4 Any and all copyrights, maskwork or equivalent rights, designs (including integrated circuit designs), inventions (patentable or otherwise), schematics, know-how or other results created, invented discovered or otherwise disclosed by LANSTAR to MOSAID regarding the Work or in the course of performing the Work solely by LANSTAR (hereinafter referred to as the "LANSTAR Results"), shall be the sole and exclusive property of LANSTAR.

             3.1.5 Any and all copyrights, maskwork or equivalent rights, designs (including integrated circuit designs), inventions (patentable or otherwise), schematics, know-how or other results jointly created, invented, discovered or otherwise disclosed by either party hereto to the other regarding the Work, or in the course of performing the Work (hereinafter referred to as the "Joint Results") shall be jointly owned by MOSAID and LANSTAR and each of MOSAID and LANSTAR shall have a non-exclusive, independent, royalty free, irrevocable, non-assignable world-wide right and license to use, including the right to sub-license, the

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    Ver.  1.1
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             Joint Results in the ordinary course of their respective
             businesses.

        3.2 Subject to MOSAID's completion of the Work, LANSTAR's acceptance or deemed acceptance thereof, 'LANSTAR's payment in full of the portion of the Fee relating to each Milestone and the timely payment by LANSTAR to MOSAID of the Royalty Payments in accordance with the terms hereof, MOSAID hereby grants to LANSTAR a non-exclusive, non-assignable, world-wide right and license to use the MOSAID Results and the MOSAID Previous Results relating to the Work, for the term of this Agreement, only to the extent such licensed use is necessary in the manufacture and sale of the Chip by LANSTAR. The license granted by MOSAID to LANSTAR pursuant to this paragraph 3.2 shall include the right to fabricate the Chip at any fabrication facility whether owned by LANSTAR or third party entities, but shall not include the right to sub-license.

        3.3 Subject to LANSTAR establishing a letter of credit to guarantee payment of the total production license fee, MOSAID will grant the right to LANSTAR to produce and sell the Chip. LANSTAR shall pay to MOSAID a royalty calculated at the royalty rate applicable to Year 1 as provided in Schedule "D" attached hereto with respect to Net Sales of the first 10,000 Licensed Products. Commencing in the year in which LANSTAR achieves Production Volume, LANSTAR shall pay to MOSAID the amounts ("Royalty Payments") calculated at the per year rates based on Net Sales in accordance with the provisions of Schedule "D" attached hereto. The Royalty Payments will be calculated and paid by LANSTAR within 30 days following the end of each MOSAID fiscal quarter.

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    Ver. 1.1
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        LANSTAR shall provide to MOSAID an estimate of the Royalty Payment for each such MOSAID fiscal quarter within 5 business days of the end of each such quarter. LANSTAR shall maintain complete and accurate financial and production records of all Chips manufactured, sold, used and returned in a manner and form which will enable the verification of same by MOSAID. Once each calendar year, MOSAID shall have the right to audit such records, without notice to LANSTAR and at MOSAID's own expense by itself or through an independent accounting firm or such other professional adviser or advisers as MOSAID in its sole discretion may require, to verify compliance with the terms of this Agreement. Such records shall be treated as Proprietary Information in accordance with the provisions of this Agreement.

        3.4 In the event that MOSAID conducts or has conducted an examination, audit or inspection of the records of LANSTAR and, as a result of such examination, audit or inspection of the records of LANSTAR, it is determined that there are unreported Royalties payable to MOSAID, such Royalties shall be deemed to have been payable when due and LANSTAR shall immediately pay to MOSAID such Royalties and any interest due thereon in accordance with the provisions of Paragraph 3.6. In addition, if the unreported Royalties exceed either three percent (3%) of the amount paid theretofore by LANSTAR to MOSAID in the twelve (12) month period preceding the examination, audit or inspection, or aggregate three thousand dollars ($3,000.00) or more, LANSTAR shall reimburse MOSAID for its out-of-pocket expenses in conducting such examination, inspection or audit, as well as any legal and accounting fees and disbursements incurred by MOSAID in connection therewith.

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    Ver. 1. I
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        3.5 MOSAID shall be responsible for any tax, duty, or tariffs levied by any Canadian or foreign taxing authority relating to the Royalty Payments. In the event that withholding taxes are payable by LANSTAR, LANSTAR shall withhold such withholding taxes and shall promptly remit such taxes to the appropriate taxing authority. Upon making such remittance, LANSTAR shall promptly provide MOSAID with documentation evidencing such payment of taxes by LANSTAR and any other documentation reasonably required by MOSAID in order to obtain a foreign tax credit in Canada.

        3.6 LANSTAR shall pay to MOSAID interest upon any and all Royalty Payments that are at any time overdue and payable by LANSTAR to MOSAID at the rate of 2% per month (24% per annum) from the date on which a Royalty Payment is due and payable as provided herein to the date of payment by LANSTAR.

        3.7 LANSTAR shall mark the Chips produced by LANSTAR pursuant to this Agreement with the following maskwork and copyright notices:

                        MOSAID, LANSTAR 199x

        (where x denotes the earlier of the first year of commercial exploitation or the year of registration under applicable maskwork or copyright legislation)

        3.8 LANSTAR shall take all such action as is necessary to protect the copyright, maskwork, topography or equivalent rights in the Chip in the joint names of MOSAID and LANSTAR, including all required filings and registrations and the maintenance of such filings and registrations, and shall be

                                   15 of 35

    Ver. 1.1
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        responsible for all of the costs, fees and expenses relating thereto.
        MOSAID shall cooperate with LANSTAR with respect to the protection of the copyright, maskwork, topography and equivalent rights in the Chip in the joint names of MOSAID and LANSTAR and LANSTAR shall, if so requested by MOSAID, provide MOSAID with copies of all communications received from or sent to the agency or agencies responsible for such matters.

        3.9 LANSTAR shall supply the Chip, and subject to paragraph 3.10 hereof, any Derivative Chip and any Next Generation Chip to MOSAID on a most favored customer basis as follows:

             3.9.1 LANSTAR grants to MOSAID the right, but MOSAID has no obligation, to purchase from LANSTAR for resale by MOSAID up to 10% of the monthly wafer output from any wafer fabrication facility owned in whole or in part by LANSTAR at a cost of $950 U.S. per wafer.

             3.9.2 LANSTAR grants to MOSAID the right, but MOSAID has no obligation, to purchase from LANSTAR for resale by MOSAID up to 10% of LANSTAR's available monthly wafer output from a sub-contracted fabrication facility for the amount of LANSTAR's U.S. dollar cost per wafer plus 10% of the LANSTAR cost per wafer.

        3.10 It is hereby acknowledged by LANSTAR that no rights to a Derivative Chip or a Next Generation Chip are granted by MOSAID to LANSTAR and that any use by LANSTAR of the MOSAID Previous Results or the MOSAID Results as they relate to the Derivative Chip or the Next Generation Chip shall require a separate agreement between MOSAID and LANSTAR.

                                   16 of 35

    Ver. 1.1
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        3.11 MOSAID agrees to enter into similar agreements with LANSTAR for any
        Derivative Chip and/or Next Generation Chip in substantially similar form, and on the identical Royalty basis as this Agreement, however, the terms and conditions relating to the work and the fees in any such agreements shall be negotiated by the parties.

        3.12 LANSTAR grants to MOSAID a non-exclusive , non-assignable, world-wide right entitling MOSAID to manufacture and sell the Chip including LANSTAR know-how and license others to do so. MOSAID shall pay to LANSTAR a Royalty of 1.5% based on Net Sales of the Chip by MOSAID or a Licensee.

                               ARTICLE IV

     4.  PROPRIETARY INFORMATION
        4.1 MOSAID shall use LANSTAR's Proprietary Information only to the extent such use is necessary in the design of the Chip.

        4.2 Proprietary Information when provided in tangible form shall be clearly labeled as such. Non-tangible disclosures including, but not limited to, verbal communications, must be clearly indicated to be such upon disclosure and must be defined as such by delivering written notice within 30 days of the initial disclosure and before the information is revealed to any third party. Notwithstanding the foregoing, disclosed information shall be construed as Proprietary Information if in the clear and obvious judgment of the recipient, the information is prejudicial to the interests of the disclosure.

                                   17 of 35
    Ver. 1. 1
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        4.3 The parties hereto shall take all reasonable steps to maintain the confidentiality of the Proprietary Information, including advising their employees and agents that such information is confidential and that it is to be treated with the same care as would be taken to protect their own confidential information.

        4.4 The parties hereto shall not, either during or after expiration of this Agreement, use, disclose, distribute, or otherwise disseminate or communicate the Proprietary Information to third parties except as provided herein. Disclosures of Proprietary Information to third parties may be made only after the prior written approval of the disclosing party has been obtained. The parties hereto shall return, upon the completion of the development of the Chip, all tangible data, drawings, specifications, tapes, samples, and documents disclosed or made available to the other, and an officer of each of MOSAID and LANSTAR shall certify to the effect that each party has not retained any copies thereof. The parties shall assign and deliver to the disclosing party any inventions, ideas, test results, data, or reports that are produced or result directly from the Proprietary Information of the disclosing party.

        4.5 LANSTAR may provide Proprietary Information to its employees, directors, officers and third party financial institutions in the normal course of its business without the written approval of MOSAID, providing that such employees, directors, officers and third party financial institutions have entered into a "confidentiality" agreement whose terms are substantially equal to the terms dealing with Proprietary Information in this Agreement.

                                   18 of 35


    Ver. 1.1
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        4.6 The obligations of the parties under this Article 4 shall continue for a period of twenty-four (24) months after the termination of this Agreement. Any disclosure made by one of the parties hereto to the other subsequent to the expiration or termination hereof shall not be regarded as Proprietary Information.

        4.7 MOSAID and LANSTAR will make the existence of this Agreement known through one or more press releases to be jointly approved in writing by the presidents of both companies prior to public release. once the content has been mutually approved for public release, MOSAID will be free to use the subject matter in the press release in other corporate documents. Press releases may include details indicating the nature of the design activity between LANSTAR and MOSAID including basic operating specifications but will not disclose the financial details or terms of the Agreement or any other technical information. For this purpose basic operating specifications means the clock speed of the Chip, access times and number of megabits. No other information releases of any nature are provided for unless such disclosure is directly or indirectly related to the performance of this Agreement or LANSTAR's current or future funding and approved in writing by the presidents of both companies.

        4.8 Notwithstanding the provisions of paragraphs 4.1 through 4.7 hereof, the parties hereto recognize that the government authorities or agencies in the jurisdictions in which they carry on their respective businesses may require disclosure to them of information or data which may compromise the Proprietary Information. Such government authorities or agencies shall be advised by each of the

     Ver. 1.1                          19 of 35
        parties hereto that such information is commercially sensitive and is subject to the provisions of this Agreement. The parties hereto shall use their best efforts to resist the disclosure of such information to such government agencies and shall take all reasonable action to ensure the continued confidentiality of such information following the disclosure of such information to a governmental agency.

                               ARTICLE V

    5.  WARRANTIES AND INDEMNIFICATION
        5.1 MOSAID hereby warrants and represents to LANSTAR that


        the Work is done in accordance with the Specifications and is based on its own knowledge and expertise in the field of integrated circuit design and analysis, and not upon confidential or proprietary data received from a third party. MOSAID further warrants that the design of the Chip, when manufactured by LANSTAR by a process conforming to the Manufacturing Specifications, will meet or exceed the Functional Specifications. Except for the foregoing express limited warranties, MOSAID DISCLAIMS ANY AND ALL OTHER WARRANTIES OR CONDITIONS REGARDING THE WORK, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES OR CONDITIONS, STATUTORY, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

        5.2 In the event that MOSAID fails to remedy any substantial or fundamental deficiency which is the cause of the rejection by LANSTAR of any Phase, or in the event of a breach by MOSAID of any representation, warranty, or

                                   20 of 35
    Ver. 1.1
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        obligation contained herein or in the event of any third party claim against LANSTAR relating to a representation or warranty made by MOSAID in paragraph 5.1 hereof, the maximum aggregate liability of MOSAID to LANSTAR hereunder, shall not exceed one-half of the aggregate of all payments made by LANSTAR to MOSAID in respect of the Fee to the date of the breach by MOSAID or the third party claim referred to in this paragraph 5.2.

        5.3 Except as herein provided, MOSAID shall not be liable to LANSTAR for any damages whatsoever, including but not limited to, lost profits, lost savings, or other special, indirect, incidental, or consequential damages, legal fees, and court costs, arising out of or in any way relating to the use or the inability to manufacture the Chip or use the Work by LANSTAR, even if MOSAID has been advised of the possibility of such damages.

        5.4 LANSTAR shall indemnify and hold MOSAID harmless from and against any and all claims and liabilities for damages, losses, expenses, or costs (including legal, accounting and other professional fees and expenses) arising out of or relating to the Work performed by MOSAID for LANSTAR pursuant to the terms hereof, including:

              5.4.1 any infringement or claim of infringement of patents, trade-marks, maskwork or copyrights of Canada, the United States, Japan or any foreign country;

              5.4.2 misappropriation or claim of misappropriation of trade secrets or other tangible or intangible proprietary information or data delivered to MOSAID by LANSTAR;

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    Ver. 1.1
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         5.4.3   any claim by way of product liability, negligence, or a claim relating to any other defect in the Work or in any commercial or other product produced or resulting from the Work.

                                  ARTICLE VI

    6.   TERM AND TERMINATION
         --------------------
         6.1 This Agreement shall commence on the later of the date 30 days from the date hereof (the "Effective Date"), and shall terminate upon the first to occur of any of the events specified in Section 6.3 hereof.

         6.2 The provisions of paragraphs 4.1 through 4.8 hereof shall survive the termination of this Agreement for the period of time specified in paragraph 4.6 hereof

         6.3  This Agreement shall terminate:

             6.3.1 30 days after MOSAID and LANSTAR have completely performed all of their respective obligations hereunder, including the obligation of LANSTAR to pay all Royalty Payments to MOSAID;

             6.3.2 10 days after either party hereto gives written notice to the other party that a material breach of its obligations hereunder was not remedied within 30 days after receipt of notice of such material breach, other than the delivery by LANSTAR to MOSAID of a Rejection Notice; or



                                   22 of 35
    Ver. 1.1

             6.3.3 immediately upon either party hereto becoming insolvent or voluntarily filing for or is being placed in involuntary bankruptcy or receivership (whether court ordered or private) or after ceasing to carry on business for a period of two consecutive calendar months.

         6.4 In the event that either party terminates this Agreement under paragraph 6.3.3 hereof, the non-defaulting party may exercise all remedies available to it under the applicable law.

                                  ARTICLE VII

    7.   NOTICES
         -------
         7.1 Any notice or other written communication required or permitted hereunder shall be in writing and:

             7.1.1 delivered personally to the party or, if the party is a corporation, an officer of the party to whom it is directed;

             7.1.2 sent by registered mail, postage prepaid, return receipt requested (provided that such notice or other written communication shall not be forwarded by mail if on the date of mailing there exists an actual or imminent postal service disruption in the city from which such communication is to be mailed or in which the address of the recipient is found); or

             7.1.3  sent by confirmed telecopier.

                                   23 of 35
    Ver. 1.1

         7.2 All such notices shall be addressed to the party to whom it is directed at the following addresses:

             if to:   MOSAID Technologies Incorporated
                      Post office Box 13579
                      Kanata, Ontario CANADA
                      K2K 1X6
                      Attention: General Manager,
                         Semiconductor Division
                      Tel: (613) 836-3134
                      Fax: (613) 831-0796

             if to:   LANSTAR SEMICONDUCTOR CORPORATION
                      2501 Avenue J, Suite 125
                      Arlington, Texas
                      USA 76006
                      Attention: Maxie R. Smith
                      Tel: (817) 640-2001
                      Fax: (817) 640-1411
         by mail or personal delivery: same

         7.3 Any such notice or other written communication shall, if mailed as aforesaid be effective fourteen (14) days from the date of posting; if given by telecopier, shall be effective on the first business day after the sending thereof; and if given by personal delivery shall be effective on the day of delivery.

         7.4 Either party may at any time change its address by giving notice of such change of address to the other party in the manner specified in this paragraph.

                                   24 of 35
    Ver. 1.1

                                 ARTICLE VIII

    8.   PROVISIONS OF GENERAL APPLICATION
         ---------------------------------
         8.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

         8.2 Nothing contained in this Agreement is intended (or to be construed) to make MOSAID and LANSTAR partners or joint venturers, or to make the employees, agents, or representatives of the respective parties hereto into employees, agents, or representatives of the other party hereto. It is intended that the relationship of MOSAID and LANSTAR to each other be at all times that of an independent contractor. No party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement, or undertaking with any third party.

         8.3 This Agreement may not be assigned in whole or in part by either party without the prior written consent of the other party.

         8.4 The parties hereto shall do all further acts and things and execute all further documents reasonably required in the circumstances to effect the provisions and intent of this Agreement.

         8.5   Time shall be of the essence hereof.

                                   25 of 35
    Ver. 1.1

         8.6 All fees and other amounts referred to in and payments made under this Agreement shall, unless otherwise specified, be in United States dollars.

         8.7 During the term of this Agreement and for a period of one year following the termination of this Agreement LANSTAR shall not, directly or indirectly, attempt to hire or encourage to leave MOSAID's employ, any individual who will have been an employee of MOSAID at any time during the previous one year period or who shall have been an employee of MOSAID at any time during the one year period prior to the date of the termination of this Agreement, whether for or on behalf of LANSTAR or for any entity in which LANSTAR shall have a direct or indirect interest.

         8.8 It is the desire of the parties hereto that this Agreement be accorded a liberal interpretation consistent with its declared intent and purpose.

         8.9 The headings appearing throughout this Agreement are inserted for convenience only and form no part of the Agreement.

         8.10 The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision will be deemed to be severable.

         8.11 This Agreement together with the Schedules attached hereto constitutes the entire agreement between the parties and supersedes all prior and contemporaneous agreements, understandings and discussions, whether oral or written, and

                                   26 of 35

    Ver. 1. 1
         there are no other warranties, agreements or representations between the parties except as expressly set forth herein. The following schedules are attached hereto and form an integral part of this
         Agreement:

            Schedule  A - The Work
            Schedule  B - Specifications
            Schedule  C - Fees
            Schedule  D - Royalty Payments

         8.12 No amendment, waiver or termination of this Agreement will be binding unless executed in writing by the parties to be bound hereby. No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision, nor will any such waiver constitute a continuing waiver unless expressly provided.

         8.13 This Agreement may be executed in several counterparts, all of which together shall constitute one and the same instrument.

         8.14 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

     1



    Ver. 1.1                                                            27 of 35

         IN WITNESS WHEREOF the parties hereto have executed this

    Agreement.

         SIGNED, SEALED AND DELIVERED

                        MOSAID Technologies Incorporated

                             Per:
                                 -----------------
                             Title: Vice President CFO
                             Name: Christine A. Baburek
                             Date: July 26, 1995
                                 ---------------

                             LANSTAR SEMICONDUCTOR CORP

                             Per:
                                 -----------------
                             Title: President
                             Name: Maxie R. Smith
                             Date:
                                  -----------

    Ver. 1.1                                                            28 of 35

                                 SCHEDULE "A"
                                 ------------

                                   THE WORK

       With regard to the Agreement dated July 27, 1995 by and between MOSAID and LANSTAR, the Work to be performed by MOSAID shall be as described in this Schedule "A" and shall be divided into the following phases (a "Phase") and each Phase shall have the milestone or milestones (one or more of which is referred to as a "Milestone" or "Milestones", respectively) described below. The achievement of the Milestones described below as well as the additional Milestones referred to in Schedule "C" attached hereto shall result in the obligation of LANSTAR to pay to MOSAID that portion of the Fee set forth opposite each Milestone in Schedule "C" attached hereto.

       Phase
       -----

    1. Preliminary design     Delivery by MOSAID of preliminary documentation

    2. Layout design       Delivery by MOSAID of layout database

    3. Design optimization     Delivery of related documentation


    Ver. 1.1                                                            29 of 35

         MOSAID Technologies Incorporated - Semiconductor Division

                       ENGINEERING CHANGE REQUEST (ECR)
                       --------------------------------

    CUSTOMER NAME:__________________________

    PROJECT TITLE:_____________________________

                                               Date:______________
                                           Charge No:______________
                                              ECR No:______________

    1.   TITLE OF CHANGE  REQUESTED:_________________________________________
         ____________________________________________________________________
    2.   REASON FOR CHANGE:__________________________________________________
         ____________________________________________________________________
    3.   PERSON REQUESTING CHANGE:___________________________________________
         ____________________________________________________________________
    4.   DESCRIPTION OF CHANGE: (attach any additional documentation)
         ____________________________________________________________________
         ____________________________________________________________________
         ____________________________________________________________________

    MOSAID'S RESPONSE TO THE ECR:
    ----------------------------
    1.   Feasibility:________________________________________________________
         ____________________________________________________________________

    2.   Impact:_____________________________________________________________
         ____________________________________________________________________

    3.   Estimated Extra Cost:_______________________________________________
         ____________________________________________________________________

    COMMENTS:  (attach any additional documentation)
    ________

    Approval:
    ________

    Client (if applicable) Technical:_________________        Date:____________
                         Administrative:_______________      Date:____________
    MOSAID               Technical:__________________        Date:____________
                         Administrative:______________       Date:____________

                                                                        30 of 35

                                 SCHEDULE "B"
                                 ------------
                                SPECIFICATIONS

         With regard to the Agreement dated July 27, 1995 by and between MOSAID and LANSTAR, the Functional and Manufacturing Specifications are set forth below:

         The following is a formal list of the functional and parametric requirements of the Chip and the manufacturing and processing characteristics pursuant to which LANSTAR shall manufacture the Chip. The following items shall be completed and supplied to MOSAID prior to the commencement of the Work by MOSAID.

    1.0  FUNCTIONAL SPECIFICATION:
         ------------------------

    1.1 Complete Functional Description of the device including descriptive text, timing waveforms and discrete specifications.

    1.2  Pinout diagram and pin description list.

    1.3  DC operating conditions (including maximum values).

    1.4  DC electrical characteristics.

    1.5  AC characteristics.

    1.6  Pin capacitance's.

    1.7  Test features.

    1.8  Metal mask or bond options.

    1.9 A complete list of all versions of the circuit required for the contract. 1

2.0  ELECTRICAL DEFINITION OF THE PROCESS (FAST, SLOW & TYPICAL):
     ------------------------------------------------------------

2.1K', VTO, GAMMA, DW, DL and NSUB for all types of MOSFET devices used by the process.

  2.2SPICE LEVEL 3 MOSFET models (DC and AC parameters) for all types of MOSFET devices used by the process.

  2.3Measured IDS-VDS curves for all types of MOSFET devices used by the process including (a) a large square device and (b) an average width, typical length device.

  2.4Measured ring oscillator performance for all operating conditions plus an accurate schematic for the ring oscillator.

ver. 1.1                               31 of 35

   2.5  Junction depths for the tub (s) ana n+/p+ diffusions.

   2.6  Junction breakdown voltages for the tub (s) and n+/p+ diffusions.

   2.7  MOSFET punch-through voltage characteristics.

   2.8 Process cross-section including dielectric material descriptions, permitivities, thickness and interconnect layer thickness.

   2.9 Resistance characteristics of interconnect layers and interlayer contacts.

   2.10 Capacitance of minimum width conductor layers per unit length for various conditions of neighboring conductor layers (i.e. metal 1 over substrate, Metal I over substrate and covered by Metal 2, Metal 2 over Metal 1, etc. for the cases where there are adjacent tracks with typical layer to layer spacing).

   2.11 Capacitance values for (a) the wordline per 'In" cells, (b) the entire bitline and (c) the memory cell.

   2.12 DC and AC Metal migration guidelines.

   2.13 Latch-up prevention guidelines.

   2.14 Layout cell of a proven ESD protection structure.

   2.15 Test wafer with sample transistors (if available).

   3.0  GEOMETRICAL DEFINITION OF THE PROCESS:

   3.1 A complete list of all layer names with layer definitions and numbering convention.

   3.2  A complete set of geometrical design rules (array and periphery rules).

   3.3 A list highlighting the unusual geometrical design rules which require more involved DRC checking procedures.

   3.4  A diagram showing which layers are connected by which contacts.

   3.5  Seal ring geometric design rules.

   3.6  Minimum acceptable layout grid size.


   Ver.1.1                                                              32 of 35

   3.7A GDSII tape containing the layout of (a) the memory cell layout, (b) the "friendly" or "edge" memory cell layout, (c) the wordline shunt layout and (d) the bitline sense amplifier layout (if available) plus documentation describing how to construct the cell arrays.

   3.8  DRACULA DRC layout verification input file (if available).

   3.9  DRACULA ERC layout verification input file (if available).

   3.10 DRACULA LPE layout verification input file (if available).

   4.0  DIE REQUIREMENTS:

   4.1  Maximum die size allowable.

   4.2 A complete list of special marks required to be on the die (i.e. laser alignment marks, logos, part numbers, etc.) with the layout cells or cell dimensions supplied.

   4.3  A detailed description of the required seal ring.

   4.4  Bonding Pad and special mark rules.

   4.5  Lead frame design and bonding pad position limitations.

   4.6  A list of all proposed packages for the chip.

   4.7 Space required for special marks such as laser alignment marks, logos, part numbers, etc.

   4.8 Any requirements for the inclusion of specific parametric test structures (i.e. test MOSFET's, etc.).

   5.0  MISCELLANEOUS:

   5.1 A list of standard circuitry required on the die which is not directly required by the active circuitry (i.e. special signature circuits, special test circuits, etc.)

 Changes to either the Functional Specifications or the Manufacturing Specifications during the term of this Agreement may be made only upon the mutual written agreement of the parties hereto.

                                   33 of 35
 Ver. 1

                                 SCHEDULE "C"
                                 ------------
                                     FEES

     With regard to the Agreement dated July 27, 1995 by and between MOSAID and LANSTAR,the following is the Fee payment schedule.

     The following are the installments of the Fee payable to MOSAID by LANSTAR upon the achievement of each of the following Milestones. The total Fee is $500,000 U.S. The Fee for Milestone 1 is to be transferred to the MOSAID bank account as specified herein within 30 days of the execution of this Agreement. No work will be initiated until the full Fee of Milestone 1 is received by MOSAID. Milestones 2,3,4,5,6 are to be guaranteed via a letter of credit to be established no later than 30 days after the execution of this Agreement and is to be opened with a banking institution acceptable to MOSAID. All costs for the establishment of letters of credit are the responsibility of LANSTAR.

         MILESTONE                                  INSTALLMENT OF FEE

    1.   Execution of this Agreement                  $ 150,000 U.S.
    2.   Delivery of preliminary documentation        $  20,000 U.S.
    3.   Delivery of layout database                  $  20,000 U.S.
    4.   Delivery of related documentation            $  20,000 U.S.
    5.   Upon achievement of 10 Working Prototypes    $  20,000 U.S.
    6.   Upon achievement of 10 Chips meeting
         all Specifications                           $  20,000 U.S.
    7.   Production license                           $ 250,000 U.S.

     The production license will be paid to MOSAID in 6 equal installments. The full amount of $250,000 U.S. is to be guaranteed via a letter of credit to be established no later than January 1, 1996 and is to be opened with a banking institution acceptable to MOSAID. Payments will be monthly beginning January 15, 1996 and finishing with the final payment on June 15, 1996.

     Each of MOSAID and LANSTAR hereby recognize and acknowledge that it is necessary for LANSTAR to fabricate 10 Working Prototypes of the Chip to achieve Milestone 5 and ten Chips to achieve Milestone 6 and Production Volume to achieve Milestone 7 and accordingly, in the event that MOSAID has remedied all of the deficiencies set out in a Rejection Notice or Rejection Notices relating to Milestone 5 or Milestone 6 and does not fabricate the prototypes of the Chip or does not proceed to Volume Production, as the case may be, within 12 months following the later of the achievement of Milestone 5 or Milestone 6 or the date on which MOSAID remedies such deficiencies, if any, then each of Milestone 5 and Milestone 6 and Milestone 7 shall be deemed to have been achieved and the Fee relating to each such Milestone shall be immediately due and payable by LANSTAR to MOSAID.

ver. 1.1                                                                34 of 35

                                 SCHEDULE "D"
                                 ------------

                               ROYALTY PAYMENTS

         With regard to the Agreement dated July'27, 1995 by and between MOSAID and LANSTAR, the Royalty Payments are set forth below:

         Royalty Payments are calculated from information provided by LANSTAR of the Net Sales of the Chip for the calendar quarter.

         Royalty Payments shall be calculated by multiplying the Net Sales of the Chip by the rates set forth in the following schedule:

----------------------------------------------------------------------------------------------------------------------
    PRODUCT           YEAR 1           YEAR 2            YEAR 3           YEAR 4           YEAR 5           YEAR 6
                        And                                                                                   And
                      before                                                                                 after
----------------------------------------------------------------------------------------------------------------------
The Chip                 1.5%             2.5%              3.0%             3.5%             4.0%             4.0%
----------------------------------------------------------------------------------------------------------------------

         Year 1 shall mean the 12 month period commencing on the date on which LANSTAR achieves Production Volume.

Ver. 1.1                                                                35 of 35